Part II

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

The statements contained in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section regarding restaurant development, comparable sales, revenue growth, restaurant margins, commodity costs, general and administrative expenses, capital expenditures, return on equity and financial commitments are forward-looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described. These risks include, but are not limited to, our ability and the ability of our franchisees to open and operate additional restaurants profitably and generate positive operating cash flows and return on invested capital, the impact of economic and demographic factors on consumer spending, maintaining and growing the value of the Applebee's brand, the impact of intense competition in the casual dining segment of the restaurant industry, the impact of future leverage on our operations, the failure to open the restaurants anticipated, the impact of increases in capital expenditure costs on future development, our ability to attract and retain qualified franchisees, and the impact of further penetration of restaurants in existing markets. For a more detailed discussion of the principal factors that could cause actual results to be materially different, you should read our risk factors in Item 1A of this Form 10-K. We disclaim any obligation to update forward-looking statements.

General

We operate on a 52 or 53 week fiscal year ending on the last Sunday in December. Our fiscal years are as follows:

                                Fiscal Year                    Number
   Fiscal Year                    Ending                      of Weeks
-----------------        -------------------------        ----------------
      2004                 December 26, 2004                     52
      2005                 December 25, 2005                     52
      2006                 December 31, 2006                     53
      2007                 December 30, 2007                     52


Our operating revenues are generated from three primary sources:

     o    Company restaurant sales (food and beverage sales)
     o    Franchise royalties and fees
     o    Other franchise income

Beverage sales consist of sales of alcoholic beverages, while non-alcoholic beverages are included in food sales.

Franchise royalties are generally 4% of each franchise restaurant's monthly gross sales. Franchise fees typically are $35,000 for each restaurant opened.

Other franchise income includes revenue from information technology products and services provided to certain franchisees. In 2005, other franchise income also included insurance premiums for the current year and premium audit adjustments for prior years from franchisee participation in our captive insurance program. In 2006, we discontinued writing insurance coverage for new or existing participants.

Certain expenses relate only to company-owned restaurants. These include:

     o    Food and beverage costs
     o    Labor costs
     o    Direct and occupancy costs
     o    Pre-opening expenses

Cost of other franchise income includes costs related to information technology products and services provided to certain franchisees. In 2005, cost of other franchise income included the costs related to franchisee participation in our captive insurance program. In 2006, we discontinued writing insurance coverage for new or existing participants. Cost of other franchise income includes costs related to the resolution of claims arising from franchisee participation in our captive insurance program.

Other expenses, such as general and administrative and amortization expenses, relate to both company-owned restaurants and franchise operations.

Overview

Applebee's International, Inc. and our subsidiaries develop, franchise and operate casual dining restaurants under the name "Applebee's Neighborhood Grill & Bar(R)," which is the largest casual dining concept in the world with over 1,900 system-wide restaurants open as of December 31, 2006(1). The casual dining segment of the restaurant industry is highly competitive and there are many factors that affect our profitability. Our industry is susceptible to changes in economic conditions, trends in lifestyles, fluctuating costs, government regulation, availability of resources and consumer perceptions. When evaluating and assessing our financial performance, we believe there are five key factors:

o Development - the number of new company and franchise restaurants opened during the period. Our expansion strategy has been to cluster restaurants in targeted markets, thereby increasing consumer awareness and convenience, and enabling us to take advantage of operational, distribution and advertising efficiencies. We currently expect that the Applebee's system will ultimately encompass at least 3,000 restaurants in the United States, as well as the potential for at least 1,000 restaurants internationally. In 2006, we and our franchisees opened 35 and 108 restaurants, respectively. Together, we have opened at least 100 restaurants system-wide each year for the past 14 fiscal years.

o Comparable restaurant sales - a year-over-year comparison of sales for restaurants open at least 18 months. Changes in comparable restaurant sales are driven by changes in the average guest check and/or changes in guest traffic. Average guest check changes result from menu price changes and/or changes in menu mix. During 2006, the impact of menu price increases on company restaurants was approximately 2.2%. Although we may have changes in our average guest check from period to period, our main focus has been increasing guest traffic as we view this component to be more indicative of the long-term health of the Applebee's brand. We are constantly seeking to increase guest traffic by focusing on improving operations and enhancing our menu with new food and beverage offerings. In 2006, we began implementation of a plan to substantially improve the quality and flavor profile of our food and beverage offerings as a result of comprehensive consumer research we completed in 2005. In 2006, company comparable sales decreased 1.0%, while domestic franchise and domestic system-wide comparable sales decreased 0.5% and 0.6%, respectively. We believe our sales and traffic have been negatively impacted by multiple factors. Lower income households, which represent a significant portion of our guests, have been impacted by higher energy costs and interest rates. The bar and grill category of the restaurant industry has been negatively impacted by increased trade-down to quick-service restaurants. In addition, the supply growth of units opened in the category in 2006 and 2005 has outpaced demand contributing to weaker sales trends.

o Company restaurant margins - company restaurant sales, less food and beverage, labor, direct and occupancy restaurant costs and pre-opening expenses, expressed as a percentage of company restaurant sales. Company restaurant margins are susceptible to fluctuations in commodity costs, labor costs and other operating costs such as utilities. Company restaurant margins were 12.6%, 13.9% and 16.0% in 2006, 2005 and 2004, respectively.

o General and administrative expenses - general and administrative expenses expressed as a percentage of total operating revenues. General and administrative expenses were 10.7%, 9.2% and 9.6% in 2006, 2005 and 2004, respectively. Stock-based compensation included in general and administrative expenses was 1.6%, 0.2%, and 0.1% in 2006, 2005 and 2004, respectively.

o Return on invested capital - net earnings expressed as a percent of average invested capital. We believe this is an important indicator as it allows us to evaluate our ability to create value for our shareholders.

Application of Critical Accounting Policies

Management's Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which were prepared in accordance with accounting principles generally accepted in the United States of America. These principles require us to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes thereto. Actual results may differ from these estimates, and such differences may be material to our consolidated financial statements. We believe that the following accounting policies involve a significant degree of judgment or complexity.

Inventory valuation: We state inventories at the lower of cost, using the first-in, first-out method, or market. Market is determined based upon our estimates of the net realizable value.

We may periodically purchase and maintain inventories of certain specialty products to ensure sufficient supplies to the system, to ensure continuity of supply, or to control food costs. We review and make quality control inspections of our inventories to determine obsolescence on an ongoing basis. These reviews require management to make certain estimates and judgments regarding projected usage which may change in the future and may require us to record an inventory impairment.

Property and equipment: We report property and equipment at historical cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the related asset. The useful lives of the assets are based upon management's expectations. We periodically review the assets for changes in circumstances which may impact their useful lives. If there are changes in circumstances that revise an asset's useful life, we will adjust the depreciation expense accordingly for that asset in future periods.

Stock-based compensation: Beginning in 2006, we account for stock-based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment". As required by SFAS No. 123(R), stock-based compensation is estimated for equity awards at fair value at the grant date. We determine the fair value of equity awards using a binomial model. The binomial model requires various highly judgmental assumptions including the expected life, stock price volatility and the forfeiture rate. If any of the assumptions used in the model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period.


---------------
(1) Source: Nation's Restaurant News, "Special Report: Top 100," June 26, 2006.

Impairment and other restaurant closure costs: We periodically review restaurant property and equipment for impairment on a restaurant-by-restaurant basis using certain market and restaurant operating indicators including historical cash flows as well as current estimates of future cash flows and/or appraisals. We review other long-lived assets at least annually and when events or circumstances indicate that the carrying value of the asset may not be recoverable. The recoverability is assessed in most instances by comparing the carrying value to its undiscounted cash flows. This assessment process requires the use of estimates and assumptions regarding future cash flows and estimated useful lives, which are subject to a significant degree of judgment. If these assumptions change in the future, we may be required to record impairment charges for these assets.

Income taxes: We record valuation allowances against our deferred tax assets, when necessary, in accordance with SFAS No. 109, "Accounting for Income Taxes." Realization of deferred tax assets is dependent on future taxable earnings and is therefore uncertain. We assess the likelihood that our deferred tax assets in each of the jurisdictions in which we operate will be recovered from future taxable income. Deferred tax assets do not include future tax benefits that we deem likely not to be realized.

We are periodically audited by foreign and domestic tax authorities for both income and sales and use taxes. We record accruals when we determine it is probable that we have an exposure in a matter relating to an audit. The accruals may change in the future due to new developments in each matter.

Legal and insurance reserves: We are periodically involved in various legal actions. We are required to assess the probability of any adverse judgments as well as the potential range of loss. We determine the required accruals after a review of the facts of each legal action.

We use estimates in the determination of the appropriate liabilities for general liability, workers' compensation and health insurance. The estimated liability is established based upon historical claims data and third-party actuarial estimates of settlement costs for incurred claims. Unanticipated changes in these factors may require us to revise our estimates.

We periodically reassess our assumptions and judgments and make adjustments when significant facts and circumstances dictate. A change in any of the above estimates could impact our consolidated statements of earnings, and the related asset or liability recorded in our consolidated balance sheets would be adjusted accordingly. Historically, actual results have not been materially different than the estimates that are described above.

Acquisitions

All of our acquisitions discussed below have been accounted for using the purchase method of accounting and, accordingly, our consolidated financial statements reflect the results of operations for each acquisition subsequent to the date of acquisition. The assets acquired and liabilities assumed are recorded at estimates of fair value as determined by management based upon information available. We finalize the allocation of purchase price to the fair value of assets acquired and liabilities assumed when we obtain information sufficient to complete the allocation, but in each case, no longer than one year after the acquisition date.

In April 2004, we completed the acquisition of the operations and assets of 10 Applebee's restaurants located in Southern California for approximately $13,800,000 in cash. The purchase price was allocated to the fair value of property and equipment of $2,500,000, goodwill of $10,800,000, and other net assets of approximately $500,000.

In May 2005, we completed the acquisition of 12 Applebee's restaurants in Missouri, Kansas and Arkansas, which included one restaurant under construction, for approximately $39,500,000 in cash. The purchase price was allocated to the fair value of property and equipment of $17,500,000, goodwill of $21,500,000, reacquired franchise rights of approximately $300,000, and other net assets of approximately $200,000.

In January 2006, we completed the acquisition of four Applebee's restaurants in the Houston market for approximately $8,100,000 in cash. The purchase price was allocated to the fair value of property and equipment of $7,400,000, goodwill of approximately $500,000, reacquired franchise rights of approximately $100,000, and other net assets of approximately $100,000.

The following table is comprised of actual company restaurant sales for the three restaurant acquisitions above, which are included in our consolidated financial statements for each period presented, and pro forma company restaurant sales. The pro forma company restaurant sales for 2006 include sales related to the January 2006 acquisition discussed above as if the acquisition had occurred as of the beginning of 2006. We closed one restaurant which we acquired in the January 2006 acquisition. This restaurant has been presented as discontinued operations and therefore, the restaurant sales are not included in the table below. The pro forma company restaurant sales for 2005 includes sales related to the January 2006 acquisition and the May 2005 acquisition discussed above as if the acquisitions had occurred as of the beginning of 2005. The pro forma company restaurant sales for 2004 includes sales related to the May 2005 acquisition and the April 2004 acquisition discussed above as if the acquisition had occurred as of the beginning of 2004.

                                                            2006            2005            2004
                                                       --------------- --------------- ---------------
Actual company restaurant sales
    for acquired restaurants.........................    $   5,400       $  17,000       $  17,600
                                                       =============== =============== ===============
Pro forma company restaurant sales
    for acquired restaurants.........................    $   6,000       $  31,400       $  52,600
                                                       =============== =============== ===============


In April 2005, we completed the acquisition of eight Applebee's restaurants in the Memphis market, which were closed in 2004 by a former franchisee, for approximately $8,800,000 payable in cash. In connection with this acquisition, we paid approximately $800,000 in 2004 and $8,000,000 in 2005. The purchase price of $8,800,000 was allocated to the fair value of property and equipment of approximately $8,200,000 and goodwill of approximately $600,000. We have remodeled and opened seven restaurants and the remaining restaurant was sold to a third-party.

Captive Insurance Subsidiary

In 2002, we formed Neighborhood Insurance, Inc., a Vermont corporation and a wholly-owned captive insurance subsidiary to provide Applebee's International, Inc. and qualified franchisees with workers' compensation and general liability insurance. In 2005, we reduced the types of insurance coverage plans offered which resulted in fewer franchisee participants in our captive insurance program. Through 2005, Applebee's International, Inc. and covered franchisees made premium payments to the captive insurance company which pays administrative fees and insurance claims, subject to individual and aggregate maximum claim limits under the captive insurance company's reinsurance policies. Franchisee premium amounts billed by the captive insurance company were established based upon third-party actuarial estimates of settlement costs for incurred and anticipated claims and administrative fees. Franchisee premiums were included in other franchise income ratably over the policy year and the related offsetting expenses were included in cost of other franchise income. In 2006, we discontinued writing insurance coverage for new or existing participants. Cost of other franchise income includes costs related to the resolution of claims arising from franchisee participation in our captive insurance program. We do not expect franchisee participation in the captive insurance company to have a material impact on our net earnings. Our consolidated balance sheets include the following balances related to the captive insurance subsidiary:

o Franchise premium receivables of approximately $400,000 and $1,700,000 as of December 31, 2006 and December 25, 2005, respectively, included in receivables related to captive insurance subsidiary.
o Cash equivalent and other long-term investments restricted for the payment of claims of approximately $12,600,000 and $18,600,000 as of December 31, 2006 and December 25, 2005, respectively, included in restricted assets related to captive insurance subsidiary.
o Loss reserve related to captive insurance subsidiary of approximately $12,600,000 and $20,700,000 as of December 31, 2006 and December 25, 2005,
     respectively. Approximately $6,500,000 and $10,500,000 for December 31, 2006 and December 25, 2005, respectively, is included in other non-current liabilities.

Results of Operations

The  following  table  contains   information   derived  from  our  consolidated
statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted. Percentages may not add due to rounding.

                                                                                     Fiscal Year Ended
                                                                      ------------------------------------------------
                                                                        December 31,    December 25,     December 26,
                                                                           2006            2005             2004
                                                                      --------------- ---------------- ---------------
  Operating revenues:
       Company restaurant sales...................................           89.2%           88.7%            87.7%
       Franchise royalties and fees...............................           10.7            10.8             11.1
       Other franchise income.....................................            0.1             0.4              1.2
                                                                      --------------- ---------------- ---------------
          Total operating revenues................................          100.0%          100.0%           100.0%
                                                                      =============== ================ ===============
  Cost of sales (as a percentage of company restaurant sales):
       Food and beverage..........................................           26.7%           26.5%            26.5%
       Labor......................................................           33.6            32.9             32.4
       Direct and occupancy.......................................           26.8            26.3             24.8
       Pre-opening expense........................................            0.4             0.4              0.3
                                                                      --------------- ---------------- ---------------
          Total cost of sales.....................................           87.4%           86.1%            84.0%
                                                                      =============== ================ ===============
  Cost of other franchise income (as a percentage of other
     franchise income)............................................          149.3%           94.1%           105.8%
  General and administrative expenses.............................           10.7             9.2              9.6
  Amortization of intangible assets...............................            0.1             0.1              0.1
  Impairment and other restaurant closure costs...................            0.3             0.2               --
  Loss on disposition of property and equipment...................            0.2             0.2              0.2
                                                                      --------------- ---------------- ---------------
  Operating earnings..............................................           10.5            13.6             15.2
                                                                      --------------- ---------------- ---------------
  Other income (expense):
       Investment income..........................................            0.2             0.1              0.1
       Interest expense...........................................           (0.9)           (0.4)            (0.1)
       Other income...............................................             --             0.1              0.3
                                                                      --------------- ---------------- ---------------
          Total other income (expense)............................           (0.7)           (0.1)             0.3
                                                                      --------------- ---------------- ---------------
  Earnings from continuing operations before income taxes.........            9.8            13.5             15.5
  Income taxes....................................................            3.4             4.7              5.3
                                                                      --------------- ---------------- ---------------
  Earnings from continuing operations.............................            6.5             8.8             10.2
  Loss from discontinued operations, net of tax...................           (0.3)           (0.2)              --
  Cumulative effect of change in accounting principle,
       net of tax.................................................             --              --               --
                                                                      --------------- ---------------- ---------------
  Net earnings....................................................            6.2%            8.5%            10.2%
                                                                      =============== ================ ===============

Fiscal Year Ended December 31, 2006 Compared With Fiscal Year Ended December 25, 2005

Company Restaurant Sales. Total company restaurant sales increased $111,798,000 (10.6%) from $1,056,905,000 in 2005 to $1,168,703,000 in 2006. The percentage increase in total company restaurant sales was due to an increase in the number of restaurant weeks open of approximately 13%. The 53rd week contributed $23,804,000 to company restaurant sales. Excluding the 53rd week, company restaurant sales increased by 8.3%. This increase was partially offset by a decline in average weekly sales of 2.0%.

Comparable restaurant sales at company restaurants decreased by 1.0% in 2006. Weighted average weekly sales at company restaurants decreased 2.0% from $45,552 in 2005 to $44,637 in 2006. Excluding the 53rd week in 2006, company average weekly sales decreased 2.3%. The decrease in average weekly sales was due to a decline in guest traffic of approximately 3.5% in 2006, as well as the underperformance of restaurants open less than 18 months. In 2006, we experienced more significant guest count declines in New England and Virginia, where approximately 25% of our company restaurants are located. These decreases were partially offset by an increase in the average guest check resulting from menu price increases of approximately 2.2% in 2006. We took a price increase of approximately 1.4% in January 2007.

Franchise Royalties and Fees. Franchise royalties and fees increased $11,042,000 (8.6%) from $128,813,000 in 2005 to $139,855,000 in 2006 due primarily to the increased number of franchise restaurants operating during 2006 as compared to 2005 and the impact of the 53rd week in 2006 which contributed approximately $2,900,000 to franchise royalties. Excluding the 53rd week in 2006, franchise royalties and fees increased 6.3%. Domestic franchise weighted average weekly sales and franchise comparable restaurant sales decreased by 0.1% and 0.5%, respectively, in 2006. Excluding the 53rd week, domestic franchise weighted average weekly sales decreased 0.5% in 2006.

Other Franchise Income. Other franchise income decreased $3,388,000 (65%) from $5,196,000 in 2005 to $1,808,000 in 2006 due primarily to the decision to discontinue writing new coverage in our captive insurance program.

Cost of Company Restaurant Sales. Food and beverage costs increased from 26.5% in 2005 to 26.7% in 2006. Food and beverage costs were negatively impacted by improved menu offerings which had higher food costs as a percentage of sales, an enhanced bar menu, and higher alcoholic beverage costs as a percentage of sales, partially related to our late-night value strategy. These increases were partially offset by menu price increases of approximately 2.2% in 2006. We currently expect net commodity costs to increase by approximately 1% in 2007.

Labor costs increased from 32.9% in 2005 to 33.6% in 2006. The increase in 2006 was due primarily to higher management and hourly wage rates including the impact of state minimum wage rate increases and payroll taxes, which were partially offset by lower health insurance and workers' compensation expenses. We currently expect labor costs to be negatively impacted by recently enacted state hourly minimum wage increases in 2007.

Direct and occupancy costs increased from 26.3% in 2005 to 26.8% in 2006 due primarily to higher utility costs and unfavorable year-over-year comparisons for depreciation, as a percentage of sales, due to its relatively fixed nature. These increases were partially offset by the favorable impact of a change in accounting convention for smallwares that was implemented in the second quarter of fiscal 2006.

Cost of Other Franchise Income. Cost of other franchise income decreased $2,193,000 (45%) from $4,892,000 in 2005 to $2,699,000 in 2006. This decrease was due to the decision to discontinue writing new coverage in our captive insurance program, which was partially offset by $1,500,000 recorded in 2006 for estimated insurance losses from franchise participants.

General and Administrative Expenses. General and administrative expenses increased from 9.2% in 2005 to 10.7% in 2006 due primarily to the recognition of stock-based compensation related to adoption of SFAS No. 123(R), higher compensation expense due to staffing levels and expenses incurred related to the development of international markets which increased our general and administrative expenses by 0.4%, as a percentage of total revenues. Stock-based compensation included in general and administrative expenses was 1.6% and 0.2% in 2006 and 2005, respectively.

Impairment and Other Restaurant Closure Costs. Impairment and other restaurant closure costs increased $2,269,000 from $2,225,000 in 2005 to $4,494,000 in
2006.  In 2006, we recorded the  following  costs:
     o $1,200,000 to decrease thecarrying amount of property and equipment for which the original carrying value was not deemed recoverable
     o $1,500,000 to decrease the carrying amount of an investment of which the original carrying value was deemed to be greater than the fair market value
     o $900,000 to record lease obligations for restaurants closed during the year
     o $900,000 to decrease the carrying amount of a corporate aircraft of which the original carrying value was deemed to be greater than fair market value

In 2005, we recorded the following impairment and restaurant closure costs:
     o $900,000 to decrease the original carrying amounts of property and equipment of restaurants for which the carrying value was not deemed recoverable
     o $1,300,000 to decrease the original carrying amount of a long-lived asset that was abandoned

Interest Expense. Interest expense increased $7,056,000 from $4,365,000 in 2005 to $11,421,000 in 2006 due primarily to higher interest rates and increased borrowings under our credit facility used to fund capital expenditures and repurchases of our common stock.

Income Taxes. The effective income tax rate, as a percentage of earnings from continuing operations before income taxes, decreased from 35.0% in 2005 to 34.1% in 2006 due to higher employment tax credits and the resolution of state tax matters.

Earnings from Continuing Operations. Earnings from continuing operations decreased $19,321,000 (18.5%) from $104,293,000 in 2005 to $84,972,000 in 2006 due primarily to the recognition of stock-based compensation related to adoption of SFAS No. 123(R) and lower restaurant margins due to a decrease in average weekly sales which resulted in an increase in labor and direct and occupancy costs, which were partially offset by the impact of the 53rd week in 2006.

Loss from Discontinued Operations, Net of Tax. The loss from discontinued operations, net of tax increased $1,800,000 from a loss of $2,266,000 in 2005 due to a loss of $4,066,000 in 2006 due to the closure of 19 restaurants which have been presented as discontinued operations.

Net earnings. Net earnings decreased $20,896,000 (21%) from $101,802,000 in 2005 to $80,906,000 in 2006 due primarily to the recognition of stock-based compensation related to adoption of SFAS No. 123(R) and lower restaurant margins due to a decrease in average weekly sales which resulted in an increase in labor and direct and occupancy costs, which were partially offset by the impact of the 53rd week in 2006.

Fiscal Year Ended December 25, 2005 Compared With Fiscal Year Ended December 26, 2004

Company Restaurant Sales. Total company restaurant sales increased $99,809,000 (10.4%) from $957,096,000 in 2004 to $1,056,905,000 in 2005. The percentage increase in total company restaurant sales was due to an increase in the number of restaurant weeks open of approximately 13%, which was partially offset by a decline in average weekly sales of 2.1%.

Comparable restaurant sales at company restaurants decreased by 0.9% in 2005. Weighted average weekly sales at company restaurants decreased 2.1% from $46,536 in 2004 to $45,552 in 2005. These decreases were due, in part, to a reduction in guest traffic of approximately 3.0% in 2005 as compared to 2004 due to the launch of our Weight Watchers(R) menu system-wide in May 2004. In addition, we experienced more significant guest count declines in Kansas City, Minnesota and New England, where approximately 40% of our company restaurants are located, which was consistent with industry trends in these markets. Weighted average weekly sales declined more than comparable sales due to weaker new restaurant opening volumes in Kansas City, Minnesota, New England, St. Louis and Virginia. These decreases were partially offset by an increase in the average guest check resulting from menu price increases of approximately 2.5% in 2005 and our Carside To Go initiative. Carside To Go sales mix increased from 9.3% of company restaurant sales in 2004 to 10.0% of company restaurant sales in 2005.

Franchise Royalties and Fees. Franchise royalties and fees increased $7,592,000 (6%) from $121,221,000 in 2004 to $128,813,000 in 2005 due primarily to the increased number of franchise restaurants operating during 2005 as compared to 2004 and increases in comparable franchise restaurant sales. Weighted average weekly sales and franchise comparable restaurant sales each increased by 2.7% in 2005. These increases were due primarily to the implementation of the Carside To Go program which was completed in early 2005.

Other Franchise Income. Other franchise income decreased $8,419,000 (62%) from $13,615,000 in 2004 to $5,196,000 in 2005 due primarily to fewer franchisee participants in our captive insurance program resulting from the reduction of the types of insurance coverage plans offered. Franchise premiums are included in other franchise income ratably over the policy year.

Cost of Company Restaurant Sales. Food and beverage costs were 26.5% in both 2004 and 2005. Food and beverage costs were favorably impacted by menu price increases of 2.5% in 2005, which were offset by higher commodity costs and lower order incidences of both alcoholic and non-alcoholic beverages, which have a lower cost of sales. In addition, 2004 was unfavorably impacted by the company portion of the June 2004 impairment of approximately $500,000 for excess riblet inventories which no longer met our quality standards.

Labor costs increased from 32.4% in 2004 to 32.9% in 2005. The increase in 2005 was due primarily to higher management and hourly costs due to lower sales volumes, higher wage rates, payroll taxes and group insurance costs, which were partially offset by lower management incentive compensation and workers' compensation expense.

Direct and occupancy costs increased from 24.8% in 2004 to 26.3% in 2005. Direct and occupancy costs were unfavorably impacted due primarily to lower sales volumes at company restaurants, which resulted in unfavorable year over year comparisons for depreciation, rent and property tax expenses as a percentage of sales, due to their relatively fixed nature, as well as higher utilities and packaging costs.

Cost of Other Franchise Income. Cost of other franchise income decreased $9,509,000 (66%) from $14,401,000 in 2004 to $4,892,000 in 2005. This decrease was due primarily to fewer franchisee participants in our captive insurance program resulting from the reduction of the types of insurance coverage plans offered and the franchisee portion of the June 2004 impairment of approximately $1,600,000 for excess riblet inventories which no longer met our quality standards.

General and Administrative Expenses. General and administrative expenses decreased from 9.6% in 2004 to 9.2% in 2005 as a result of the absorption of general and administrative expenses over a larger revenue base, lower incentive compensation expense and a reduction in costs associated with compliance with
Section 404 of the Sarbanes-Oxley Act. These decreases were partially offset by higher compensation expense due to higher management training costs and increased regional operations management staffing relating to the increased number of company restaurant openings as compared to 2004.

Impairment and Other Restaurant Closure Costs. In 2005, we recorded an asset impairment charge of approximately $2,200,000 consisting of a $900,000 write-down of the carrying value of the property and equipment of four restaurants and a $1,300,000 write-down of one other long-lived asset (Note 6 of the consolidated financial statements).

Interest Expense. Interest expense increased from $1,626,000 in 2004 to $4,365,000 in 2005 due primarily to increased borrowings under our credit facility used to acquire 12 restaurants in May 2005 and to fund capital expenditures and repurchases of our common stock.

Other Income. Other income decreased $1,795,000 from $3,557,000 in 2004 to $1,762,000 in 2005. In 2004, we recorded several significant items which resulted in higher other income for that year. These items consisted of income of $1,600,000 for the resolution of certain previously disclosed long-running international franchise disputes and $600,000 of income for final consideration related to the sale of 12 restaurants in Philadelphia in 1999.

Income Taxes. The effective income tax rate, as a percentage of earnings from continuing operations before income taxes, increased from 34.3% in 2004 to 35.0% in 2005 due to an increase in state and local income taxes.

Earnings from Continuing Operations. Net earnings decreased $6,801,000 (6%) from $111,094,000 in 2004 to $104,293,000 in 2005 due primarily to lower restaurant margins due to a decrease in average weekly sales which resulted in an increase in labor and direct and occupancy costs.

Loss from Discontinued Operations, Net of Tax. The loss from discontinued operations increased $2,037,000 from a loss of $229,000 in 2004 to a loss of $2,266,000 in 2005 due to the closure of 19 restaurants which have been presented as discontinued operations.

Net earnings. Net earnings decreased $9,063,000 (8%) from $110,865,000 in 2004 to $101,802,000 in 2005 due primarily to a decrease in average weekly sales which resulted in an increase in labor and direct and occupancy costs.

Liquidity and Capital Resources

Our primary sources of liquidity are cash provided by operations and borrowings under our credit facility. Our need for capital resources historically has resulted from the construction and acquisition of restaurants, refurbishment and capital replacement for existing restaurants, the repurchase of our common stock and investment in information technology systems. We obtain capital through our ongoing operations and debt financing.

Cash flows from our operating activities primarily include the net cash generated from company and franchise operations and management of credit from trade suppliers. Cash flows used by investing activities include capital expenditures for restaurant construction, refurbishment, information technology, acquisitions of franchise restaurants, sale-leaseback transactions and asset sales. Cash flows used by financing activities include borrowings and repayments of debt, repurchases of our common stock, dividends to shareholders and the cash received from the exercise of employee stock options. The following table presents a summary of our cash flows for 2006, 2005 and 2004 (in thousands):

                                                               2006              2005              2004
                                                          ----------------  ----------------  ----------------
      Net cash provided by operating activities..........   $   174,594       $   221,203       $   190,605
      Net cash used by investing activities..............      (121,672)         (187,718)         (134,055)
      Net cash used by financing activities..............       (43,653)          (31,087)          (63,775)
                                                          ----------------  ----------------  ----------------
      Net increase (decrease) in cash
         and cash equivalents............................   $     9,269       $     2,398       $    (7,225)
                                                          ================  ================  ================

Capital expenditures, excluding franchise acquisitions, were $122,896,000 in 2006, $139,396,000 in 2005 and $104,620,000 in 2004.

Excluding costs related to the construction of our new corporate headquarters, capital expenditures are expected to be between $70,000,000 and $80,000,000 in 2007 and will primarily be for the development of new restaurants, refurbishment and capital replacement for existing restaurants and the enhancement of information systems. Costs for the new corporate headquarters are expected to be approximately $30,000,000 in 2007. We intend to enter into a sale-leaseback transaction  with  respect  to the  new  headquarters  upon  its  completion  or thereafter, depending upon market conditions. We currently expect to open between 10 and 15 company restaurants in 2007. Because we expect to continue to purchase a portion of our restaurant sites, the amount of actual capital expenditures will be dependent upon, among other things, the proportion of leased versus owned properties. If we construct more or fewer restaurants than we currently anticipate, or acquire additional restaurants, our capital requirements will increase or decrease accordingly.

In January 2006, we completed the acquisition of four Applebee's restaurants in the Houston area for approximately $8,100,000 in cash.

In May 2005, we completed the acquisition of 12 Applebee's restaurants in Missouri, Kansas and Arkansas, which included one restaurant under construction, for approximately $39,500,000 in cash.

In April 2005, we completed the acquisition of eight Applebee's restaurants in the Memphis market, which were closed in 2004 by a former franchisee, for approximately $8,800,000 payable in cash. In connection with this acquisition, we paid approximately $800,000 in 2004 and $8,000,000 in 2005.

In April 2004, we completed the  acquisition  of the operations and assets of 10
Applebee's   restaurants   located  in  Southern  California  for  approximately
$13,800,000 in cash.

In December 2006, we entered into a new five-year revolving credit facility. The terms of the bank credit agreement provide for $400,000,000 in unsecured revolving credit as well as an additional $200,000,000 of revolving credit upon satisfaction of the conditions set forth in the credit facility. The facility is subject to various covenants and restrictions which, among other things, require the maintenance of stipulated fixed charge and leverage ratios, as defined. There is no limit on cash dividends or repurchases of our common stock provided the declaration and payment of such dividend or repurchase of stock does not cause a default of any other covenant contained in the agreement. The facility is subject to other standard terms, conditions, covenants and fees. As of
December 31, 2006, we were in compliance with the covenants contained in our credit agreement. We had borrowings of $170,000,000, standby letters of credit of approximately $15,600,000 outstanding and approximately $214,400,000 available under our revolving credit facility.

In October 2005, our Board of Directors approved a $175,000,000 authorization to repurchase our common stock, subject to market conditions. In November 2006, with approximately $100,000,000 of the previous authorization remaining, our Board of Directors authorized additional repurchases of our common stock of up to $150,000,000, subject to market conditions, for a total of approximately $250,000,000 in authorized repurchases. During 2006, we repurchased 1,760,506 shares of our common stock at an average price of $21.88 for an aggregate cost of approximately $38,522,000. As of December 31, 2006, we had approximately $240,400,000 remaining under our repurchase authorizations.

In October 2006, we entered into a sale-leaseback arrangement with a third-party finance company involving five restaurant properties. As a result of this transaction, we received approximately $3,100,000 in cash.

In December 2006, the Board of Directors declared an annual dividend of $0.22 per share payable to shareholders of record on December 22, 2006. We paid approximately $16,300,000 in January 2007 related to this dividend.

As of December 31, 2006, our liquid assets totaled $22,602,000. These assets consisted of cash and cash equivalents in the amount of $22,309,000 and short-term investments in the amount of $293,000. The working capital deficit decreased from $107,400,000 as of December 25, 2005 to $81,626,000 as of December 31, 2006. This decrease resulted primarily from a combination of factors which included decreases in accounts payable and inventories, an increase in receivables and accrued income taxes, a reclassification of property and equipment to assets held for sale, and higher sales of gift cards as compared to the redemption of gift cards.

We believe that our liquid assets and cash generated from operations, combined with available borrowings, will provide sufficient funds for operating activities, capital expenditures, currently approved repurchases of our common stock and the payment of dividends for at least the next 12 months and thereafter for the foreseeable future.

The following table shows our debt amortization schedule, future capital lease commitments (including principal and interest payments), future operating lease commitments (operating leases in Note 12 to the consolidated financial statements) and future purchase obligations as of December 31, 2006 (in thousands):

                                                                   Payments due by period
                                            ----------------------------------------------------------------------
                 Certain                                      Less than       1-3           3-5       More than 5
         Contractual Obligations                Total          1 year        Years         Years         years
------------------------------------------- --------------  ------------ ------------- ------------- -------------
Long-term Debt (excluding capital
  lease obligations) and Notes
  Payable(1)...............................   $  171,269      $     77     $      90     $  170,108    $      994
Capital Lease Obligations..................        7,522           822         1,731          1,792         3,177
Operating Leases (2).......................      402,019        29,307        58,211         56,842       257,659
Purchase Obligations - Company(3)..........      206,395        49,145       127,903         29,347           --
Purchase Obligations - Franchise(4)........      475,126        52,776       342,983         79,367           --

(1) The amounts for long-term debt are primarily borrowings under our revolving credit facility and exclude interest payments which are variable in nature.
(2) The amounts for operating leases include option periods where failure to exercise such options would result in an economic penalty such that the renewal appears reasonably assured.
(3) The amounts for company purchase obligations include commitments for food items, energy, supplies, severance and employment agreements, our new corporate headquarters, and other miscellaneous commitments.
(4) The amounts for franchise purchase obligations include commitments for food items and supplies made by us for our franchisees. We contract with certain suppliers to ensure competitive pricing. These amounts will only be payable by us if our franchisees do not meet certain minimum contractual requirements.


Other Contractual Obligations

In connection with the sale of restaurants to franchisees and other parties, we have, in certain cases, remained contingently liable for the remaining lease payments. As of December 31, 2006, we have outstanding lease guarantees of approximately $15,300,000. In addition, we or our subsidiaries are contingently liable for various leases that we have assigned in connection with the sale of restaurants to franchisees and other parties, in the potential amount of $12,300,000. These leases expire at various times with the final lease agreement expiring in 2018. We did not record a liability related to these contingent lease liabilities as of December 31, 2006 or December 25, 2005.

In 2004, we arranged for a third-party financing company to provide up to $250,000,000 to qualified franchisees for loans to fund development of new restaurants through October 2007, subject to our approval. We will provide a limited guarantee of 10% of certain loans advanced under this program. We will be released from our guarantee if certain operating results are met after the restaurant has been open for at least two years. As of December 31, 2006, there were loans outstanding to five franchisees for approximately $65,800,000 under this program. The fair value of our guarantees under this financing program is approximately $130,000 and is recorded in non-current liabilities in our consolidated balance sheet as of December 31, 2006.

We have severance and employment agreements with certain officers providing for severance payments to be made in the event the associate resigns or is terminated not related to a change in control, some of which require payments to be made only if we enforce certain terms in the agreements. If the severance payments had been due as of December 31, 2006, we would have been required to make payments totaling approximately $10,600,000. In addition, we have severance and employment agreements with certain officers which contain severance provisions related to a change in control. The agreements define the circumstances which will constitute a change in control. Those provisions would have required additional aggregate payments of approximately $5,300,000 if such officers had been terminated as of December 31, 2006.

New Accounting Pronouncements

In March 2006, the Emerging Issues Task Force ("EITF") issued EITF Issue 06-3, "How Taxes Collected from Customers and Remitted to Governmental Authorities
Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)." A consensus was reached that entities may adopt a policy of presenting sales taxes in the income statement on either a gross or net basis. If taxes are significant, an entity should disclose its policy of presenting taxes and the amounts of taxes. The guidance is effective for periods beginning after December 15, 2006. We present company sales net of sales taxes. The impact of this adoption did not change our method for recording sales taxes in our consolidated financial statements.

In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. ("FIN") 48, "Accounting for Uncertainty in Income Taxes," which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 is effective for fiscal years beginning after December 15, 2006. The impact of this adoption will not be material to our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The impact of this adoption will not be material to our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans." This statement requires companies to recognize a net liability or asset and an offsetting adjustment to accumulated other comprehensive income to report the funded status of defined benefit pension and other postretirement benefit plans. The statement requires prospective application, and the recognition and disclosure requirements are effective for companies with fiscal years ending after December 15, 2006.

Additionally, SFAS No. 158 requires companies to measure plan assets and obligations at their year-end balance sheet date. This requirement is effective for fiscal years ending after December 15, 2008. The impact of this adoption was not material to our consolidated financial statements and we are in compliance with the measurement date provisions of this statement as of December 31, 2006.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," which provides interpretive guidance regarding the consideration given to prior year misstatements when determining materiality in current year financial statements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The impact of this adoption was not material to our consolidated financial statements.

In October 2006, the FASB issued FASB Staff Position ("FSP") FAS 123 (R)-5, "Amendment to FSP FAS 123 (R)-1." FSP FAS 123(R)-5 addresses whether a modification of an instrument in connection with an equity restructuring should be considered a modification for purposes of applying FSP FAS 123(R)-1. This FSP states that no change in the recognition or the measurement (due to a change in classification as a result of a modification solely to reflect an equity restructuring that occurs when the holders are no longer employees) of the instruments will result if two conditions are met: (1) there is no increase in fair value of the award or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring and (2) all holders of the same class of equity instruments are treated in the same manner. The effective date of FSP FAS 123(R)-5 is the first reporting period beginning after October 10, 2006. The impact of this adoption was not material to our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Liabilities." This statement permits entities to choose to measure many financial instruments and certain other items at fair value. If the fair value option is elected, unrealized gains and losses will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this adoption on our consolidated financial statements.